EXHIBIT 99.1

NEWS RELEASE

AMN HEALTHCARE SELECTS CARY GRACE AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Grace will succeed long-time leader Susan Salka in guiding company’s growth and culture

DALLAS, October 31, 2022 – AMN Healthcare (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the nation, today announced Cary Grace as the company’s next president and chief executive officer to succeed Susan Salka, who announced her retirement earlier this year.

"The AMN Board of Directors was deeply committed to selecting a proven executive who will continue AMN’s exceptional growth and impact, while also honoring our incredible culture,” Chairman Doug Wheat said. “Cary stands out as a leader who will build upon our operational and organizational strengths to ensure AMN’s outstanding performance now and for years to come. Cary embodies AMN’s team spirit, and I know she will be passionate in our purpose, our responsibilities and our opportunities as she guides this amazing company in the next phase of its evolution.”

Grace’s proven track record of leading dynamic, client-centric businesses positions her to lead AMN into the new environment of post-pandemic healthcare. She is the former CEO of Global Retirement, Investment and Human Capital at Aon, a $2 billion annual revenue business that provides risk management, retirement, health and human capital consulting services with 10,000 employees serving 10,000 clients. In addition, she led their enterprise client management and oversaw the integration of all acquisitions for the company. Prior to joining Aon in 2011, she spent more than 14 years at Bank of America, where she led several institutional and private banking businesses, including their $9 billion Mass Affluent Client Business. Her leadership extends to holding both corporate and nonprofit board positions, including State Farm and the Rush University Medical Center Board of Trustees.

Grace is a passionate advocate for Environmental, Social and Governance issues, causes closely tied to AMN’s purpose and values. She has been a prominent voice for diversity, equity and inclusion in the workplace and the community, launching programs to support both mentorship and sponsorship at Aon as well as serving on the board for The Chicago Network and the CEO Advisory Council of the Diversity Project North America. Grace will be relocating to Dallas with her husband when she begins her role.

"I am honored to be entrusted with continuing to grow AMN’s remarkable business and serving its clients, leaders and team members,” Grace said. “I look forward to sharing my experiences and building on Susan’s innovative thinking that propelled AMN to the forefront of healthcare total talent solutions and created an exceptional and inspiring place to work.”

Susan Salka will stay on as AMN’s CEO and a board member until Grace assumes the role on November 28, 2022.

“As I pass the torch of this purpose-driven company, this mission, that I treasure and hold dear, I have all confidence that Cary will join AMN’s incredible leaders and team members in their steadfast commitment to make a positive impact for clients, clinicians, colleagues and communities,” Salka said.

After 32 years with AMN, including over 17 at the helm as CEO, Salka announced in March that she decided to retire from the company to fully embrace pursuing her personal goals and passions. Salka joined AMN in 1990, shortly after the Company's founding and filled a full range of key positions, including chief operating officer, chief financial officer, executive vice president and vice president of business development. She was named president and a member of the board of AMN in 2003 and became CEO in 2005. Today, AMN delivers more than $4 billion in annualized revenue and has an enterprise value of approximately $6 billion.

“Susan is a pioneer in healthcare staffing and a living legend among the AMN team,” Wheat said. “She is widely recognized as the catalyst behind AMN’s strong, inclusive culture that enables individuals to achieve their personal and professional goals. We are incredibly grateful for her vision and guiding hand over the last three decades, and I know the team will carry on her legacy of making a difference in the lives of so many and delivering outstanding shareholder returns.”

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools, and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry. For more information about AMN Healthcare, visit www.amnhealthcare.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). AMN Healthcare Services, Inc. (the “Company”) bases these forward-looking statements on its current beliefs, expectations, estimates, forecasts and projections about future events and the industry in which it operates. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “should,” “would,” “project,” “may,” variations of such words and other similar expressions.

Be advised that developments subsequent to this news release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Media Contact Jim Gogek Corporate Communications AMN Healthcare (858) 350-3209 Jim.Gogek@amnhealthcare.com	Investor Contact Randle Reece Senior Director, Investor Relations & Strategy AMN Healthcare (866) 861-3229 investor.relations@amnhealthcare.com